Exhibit 99.1

MarketAxess Reports Fourth Quarter and Full-Year 2022 Results

NEW YORK | January 25, 2023 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced financial results for the fourth quarter and full-year ended December 31, 2022.

4Q22 financial and operational highlights*

•  8% increase in revenues to $177.9 million; includes impact of a 9% decline in total credit average variable transaction fees per million (“FPM”), driven principally by the lower duration of bonds traded in U.S. high-grade. Excluding the impact of foreign currency fluctuations, revenues would have increased approximately 10%.

•  Record estimated market share across composite corporate bond[1] (+210 bps), high-yield (+500 bps), emerging markets[2] (+290 bps), Eurobonds (+500 bps) and municipal bonds (+260 bps).

•  24% growth in total credit average daily volume (“ADV”) to $12.0 billion, representing the third highest quarter ever.

•  7% increase in operating income to $77.7 million and operating margin of 43.7%, in line with the prior year.

•  15% increase in diluted EPS to $1.58 on net income of $59.2 million; net income margin of 33.3%.

•  10% increase in EBITDA to $95.2 million and EBITDA margin of 53.5%, up from 52.3% in the prior year.

•  Record 38% of total credit trading volume was executed via Open Trading®, up from 36% in the prior year. Estimated price improvement[3] via Open Trading was approximately $246 million.

•  Record 2,068 total active firms, up 10%; record 11,679 total traders, up 6%.

Full-year 2022 financial and operational highlights**

•  Record revenues of $718.3 million, up 3%; includes impact of a 10% decline in total credit average FPM, driven principally by the lower duration of bonds traded in U.S. high-grade. Excluding the impact of foreign currency fluctuations, revenues would have increased approximately 4%.

•  Record commission revenue across high-yield, emerging markets, Eurobonds, municipal bonds and U.S. Treasuries.

•  Record total trading ADV, up 24%, record total credit ADV, up 13%, and record total rates ADV, up 32%; record estimated market share across most major product areas and record ADV across all major product areas.

•  Record 36% of total credit trading volume was executed via Open Trading, up from 35% in the prior year. Estimated price improvement[3] via Open Trading was approximately $945 million.

Rick McVey, Chairman of the Board and CEO of MarketAxess, commented:

“We delivered another strong year in 2022 as we executed our growth strategy, driving record revenues, estimated market share and trading volume across most of our product areas, reflecting the powerful benefits of Open Trading, our unique all-to-all liquidity pool.

A record 36% of total credit trading volume was executed via Open Trading in 2022 and estimated price improvement[3] for our clients was approximately $945 million, well in excess of our total annual revenue.

We believe the strong momentum we generated in the quarter with higher average daily volume and market share and an increase in the trading of longer duration bonds, combined with a favorable backdrop for fixed-income in 2023, create an attractive operating environment for our model in 2023.

Because of our strong positioning, we believe that it is now the right time for the leadership transition we announced earlier this month. Chris Concannon, a proven leader deeply experienced in electronic markets, will assume the CEO role in April and I will continue to support Chris and the Board in my new role as Executive Chairman. I look forward to continuing our work together.”

*	All comparisons versus fourth quarter 2021 unless otherwise noted.
**	All comparisons versus full-year 2021 unless otherwise noted.

Table 1: 4Q22 select financial results

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)	EBITDA	EBITDA Margin (%)
4Q22	$178	$78	$59	$1.58	33.3%	$95	53.5%
4Q21	$165	$73	$52	$1.37	31.6%	$86	52.3%
% Change	8%	7%	13%	15%	+170 bps	10%	+120 bps

Table 1A: 4Q22 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[4]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
4Q22	61/63	$30,424	$12,042	$5,487	$1,805	$2,666	$1,569	$500	$18,382	$18,026	$356
4Q21	62/64	$29,158	$9,711	$4,482	$1,355	$2,590	$1,169	$107	$19,447	$19,087	$360

% Change		4%	24%	22%	33%	3%	34%	367%	(5%)	(6%)	(1%)

Table 1B: 4Q22 estimated market share

	CREDIT								RATES
(unaudited)	High-Grade		High-Yield	High-Grade/High- Yield Combined	Emerging Markets[2]	Eurobonds	Composite Corporate Bond[1]	Municipals	US Govt. Bonds
4Q22	21.1%		20.5%	20.9%	31.1%	18.2%	20.9%	5.0%	3.1%
4Q21	21.2%		15.5%	19.5%	28.2%	13.2%	18.8%	2.4%	2.9%

Bps Change	(10	) bps	+500 bps	+140 bps	+290 bps	+500 bps	+210 bps	+260 bps	+20 bps

4Q22 overview of results

Revenues and trading volume

Credit

•

Total credit commission revenue of $153.7 million (including $32.8 million in fixed-distribution fees) increased $12.8 million, or 9%, compared to $140.9 million (including $31.9 million in fixed-distribution fees) in the prior year. The increase in total credit commission revenue was driven principally by higher trading volumes and strong estimated market share gains across most credit products, partially offset by lower average FPM. The decline in average FPM for total credit to $163.87, compared to $180.24 in the fourth quarter of 2021, was mainly due to the lower duration of bonds traded in U.S. high-grade, driven principally by higher bond yields, as well as product mix-shift in other credit products.

•	90% of credit volume on the platform was executed by institutional clients.

•	Total credit trading ADV of $12.0 billion, up 24%, driven by a 22% increase in U.S. high-grade ADV and strong growth across U.S. high-yield, Eurobonds and municipal bonds product areas.

•	Record 20.9% (+210 bps) composite corporate bond estimated market share,[1] up from 18.8%.

•	22% increase in U.S. high-grade ADV to $5.5 billion with estimated market share of 21.1%.

•	Estimated U.S. high-grade TRACE market ADV increased 23%.

•	Record U.S. high-yield estimated market share of 20.5% (+500 bps), up from 15.5%, on ADV of $1.8 billion, representing an increase of 33%.

•	Emerging markets ADV of $2.7 billion, up 3%; up approximately 5% excluding the impact of foreign currency fluctuations. FINRA TRACE-reportable emerging markets market volumes[2] down 19%.

•	Record 31.1% (+290 bps) estimated market share of FINRA TRACE-reportable emerging markets trading volume.[2]

•

Record 18.2% (+500 bps) Eurobonds estimated market share, up from 13.2% on record ADV of $1.6 billion, representing an increase of 34%; up approximately 49% excluding the impact of foreign currency fluctuations.

•	Record 5.0% (+260 bps) municipal bond estimated market share on record ADV of $500 million.

•

Record 38% of total credit trading volume was executed via Open Trading, up from 36% in the prior year. Estimated price improvement[3] via Open Trading was approximately $246 million, and average estimated price improvement per million was $988.

•	Record $31 billion in portfolio trading volume, up 135% from $13 billion in 4Q21, and $25 billion in 3Q22.

Rates

•

Total rates commission revenue of $4.7 million decreased $0.3 million, or 6%, compared to the prior year, driven by a 6% decrease in U.S. Treasury ADV to $18.0 billion. The average FPM for total rates products was $4.16, slightly above fourth quarter 2021.

Information services & post-trade services

•

Record information services revenue of $10.4 million increased $0.8 million, or 9%, compared to the prior year. The increase in revenue was principally driven by new data contract revenue, mainly offset by the impact of foreign currency fluctuations. Excluding the impact of foreign currency fluctuations, information services revenue would have increased approximately 17%.

•

Post-trade services revenue of $8.8 million decreased $0.5 million, or 6%, compared to the prior year. The decrease in revenue was principally driven by the impact of foreign currency fluctuations, which was partially offset by net new contract revenue and higher transaction reporting revenue on higher volumes. Excluding the impact of foreign currency fluctuations, post-trade services revenue would have increased approximately 8%.

Expenses

•

Total expenses of $100.2 million increased $7.8 million, or 8%. The increase in expenses was driven principally by higher employee compensation and benefits as a result of the increase in headcount, higher technology and communication expenses due to higher subscription costs and cloud hosting expense and higher general and administrative expense which includes an increase in a reserve related to a contractual dispute with a vendor. Excluding the impact of foreign currency fluctuations, total expenses would have increased approximately 12%.

Non-operating

•

Other income (expense): Other income was $1.8 million, up from ($1.0) million in the prior year. The current quarter included higher interest income of $3.2 million due to rising interest rates. The prior year period benefited from a $0.6 million revaluation gain on a contingent liability recognized during the fourth quarter of 2021.

•	Tax rate: The effective tax rate was 25.4%, compared to 27.1% in the prior year. The higher effective tax rate in the prior year period was driven by return-to-provision adjustments.

Table 1C: Full-year 2022 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[4]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
FY 2022	249/250	$33,684	$11,820	$5,480	$1,706	$2,785	$1,451	$379	$21,864	$21,476	$388
FY 2021	250/253	$27,063	$10,484	$4,973	$1,484	$2,598	$1,324	$96	$16,579	$16,298	$281

% Change		24%	13%	10%	15%	7%	10%	295%	32%	32%	38%

Table 1D: Full-year 2022 estimated market share

	CREDIT							RATES
(unaudited)	High-Grade	High-Yield	High-Grade/High- Yield Combined	Emerging Markets[2]	Eurobonds	Composite Corporate Bond[1]	Municipals	US Govt. Bonds
FY 2022	21.3%	17.9%	20.4%	29.0%	15.4%	19.9%	4.5%	3.5%
FY 2021	21.0%	15.2%	19.3%	26.8%	12.1%	18.1%	2.1%	2.6%

Bps Change	+30 bps	+270 bps	+110 bps	+220 bps	+330 bps	+180 bps	+240 bps	+90 bps

Full-year 2022 overview of results

Revenues and trading volume

Credit

•

Total credit commission revenue of $618.6 million (including $126.9 million in fixed-distribution fees) increased $14.4 million, or 2%, compared to $604.2 million (including $119.2 million in fixed-distribution fees) in the prior year. The increase in total credit commission revenue was driven principally by higher trading volumes and strong estimated market share gains across most credit products, partially offset by lower average FPM. The decline in average FPM for total credit to $166.96, compared to $184.78 in 2021, was mainly due to the lower duration of bonds traded in U.S. high-grade, driven principally by higher bond yields, as well as product mix-shift.

•	91% of credit volume on the platform was executed by institutional clients.

•	Record $11.8 billion in total credit trading ADV, representing a 13% increase compared to the prior year.

•	Record 19.9% (+180 bps) composite corporate bond estimated market share,[1] up from 18.1%.

•	10% increase in U.S. high-grade ADV to a record $5.5 billion with estimated market share of 21.3%.

•	Estimated U.S. high-grade TRACE market ADV increased 9%.

•	Record U.S. high-yield estimated market share of 17.9% (+270 bps), up from 15.2%, on record ADV of $1.7 billion, representing an increase of 15%.

•	Record emerging markets ADV of $2.8 billion, up 7%; up approximately 10% excluding the impact of foreign currency fluctuations. FINRA TRACE-reportable emerging markets market volumes[2] down 15%.

•	Record 29.0% (+220 bps) estimated market share of FINRA TRACE-reportable emerging markets trading volume.[2]

•

Record 15.4% (+330 bps) Eurobonds estimated market share, up from 12.1% on record ADV of $1.5 billion, representing an increase of 10%; up approximately 23% excluding the impact of foreign currency fluctuations.

•	Record 4.5% (+240 bps) municipal bond estimated market share on record ADV of $379 million.

•

Record 36% of total credit trading volume was executed via Open Trading, up from 35% in the prior year. Estimated price improvement[3] via Open Trading was approximately $945 million, and average estimated price improvement per million was $1,006.

•	Record $92 billion in portfolio trading volume, up 217% from $29 billion in 2021.

Rates

•

Total rates commission revenue of $22.6 million increased $5.8 million, or 34%, compared to the prior year, driven by a 32% increase in U.S. Treasury ADV to a record $21.5 billion. The average FPM for total rates products was $4.10, compared to $4.00 in 2021.

•	Record 3.5% (+90 bps) U.S. Treasury estimated market share, up from 2.6%.

Information services & post-trade services

•

Record information services revenue of $39.3 million increased $1.1 million, or 3%, compared to the prior year. The increase in revenue was principally driven by new data contract revenue, mainly offset by the impact of foreign currency fluctuations. Excluding the impact of foreign currency fluctuations, information services revenue would have increased approximately 9%.

•

Post-trade services revenue of $36.9 million decreased $2.0 million, or 5%, compared to the prior year. The decrease in revenue was principally driven by the impact of foreign currency fluctuations and planned customer attrition in connection with the Regulatory Reporting Hub integration, which was partially offset by net new contract revenue and higher transaction reporting revenue on higher volumes. Excluding the impact of foreign currency fluctuations, post-trade services revenue would have increased approximately 6%.

Expenses

•

Total expenses of $391.4 million increased $29.7 million, or 8%. The increase in expenses was driven principally by higher employee compensation and benefits as a result of the increase in headcount, increased investments to enhance the trading system and data products, higher technology and communication expenses due to higher subscription costs and cloud hosting expense and higher general and administrative expense which includes a reserve related to a contractual dispute with a vendor. Excluding the impact of foreign currency fluctuations, total expenses would have increased approximately 11%.

Non-operating

•

Other income (expense): Other income was $11.4 million, up from ($3.3) million in the prior year. The increase in other income was driven principally by foreign currency translation gains, higher interest income due to rising interest rates and income from the Company’s unconsolidated equity investment.

•

Tax rate: The effective tax rate was 26.0%, compared to 22.8% in the prior year. The higher effective tax rate was driven by a decrease in estimated excess tax benefits related to share based compensation awards and the impact of a tax charge of $3.2 million related to a settlement with New York State.

Capital

•	The Company had $514.5 million in cash, cash equivalents and investments; there are no outstanding borrowings under the Company’s credit facility.

•	The Board declared a quarterly cash dividend of $0.72 per share, payable on February 22, 2023 to stockholders of record as of the close of business on February 8, 2023.

Other

•	The Company had a record 2,068 total active client firms, representing an increase of 10% and a record 1,006 total active international client firms, representing an increase of 5%.

•	The Company also had record active traders of 11,679 (up 6%), consisting of a record 6,151 domestic traders (up 3%) and a record 5,528 international traders (up 9%).

•

Employee headcount was 744 as of December 31, 2022, compared to 676 as of December 31, 2021 and 732 as of September 30, 2022. The increase in headcount compared to the prior year was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation and new trading protocols.

Guidance for 2023

For full-year 2023, the Company is providing the following guidance:

•

Total expenses are expected to be in the range of $418.0 million to $446.0 million. Based on the midpoint of the stated guidance range, operating expenses are expected to increase by approximately 10%. This 2023 guidance is based on foreign exchange rates as of December 31, 2022.

•	The Company’s overall effective tax rate is expected to be between 25.0% and 26.0%.

•

Capital expenditures to support new protocols, products and trading platform enhancements are expected to be in the range of $52.0 million to $58.0 million. This 2023 guidance is based on foreign exchange rates as of December 31, 2022.

[1]

Composite corporate bond estimated market share is defined as combined estimated market share across U.S. high-grade (derived from FINRA TRACE reported data), U.S. high-yield (derived from FINRA TRACE reported data), emerging markets (derived from FINRA TRACE-reportable emerging markets volume, principally U.S. dollar denominated corporates) and Eurobonds (derived from MarketAxess TRAX data, which is currently estimated to represent approximately 70% of the total European market) product areas.

[2]	Emerging markets market volumes and estimated market share in this release are derived using FINRA TRACE-reportable emerging markets trading volume, principally U.S. dollar denominated corporates.

[3]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP cash flow from operating activities to free cash flow.

The Company also presents revenue and expense growth rates excluding the impact of foreign currency fluctuations. The Company believes that it is useful to provide investors with this framework that is also used by management to assess how our business performed excluding the effect of foreign currency fluctuations. To present this information, current and comparative prior period results for product areas reporting in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the current period.

Webcast and conference call information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 25, 2023 at 10:00 a.m. ET. To access the conference call, please dial 888-660-6576 (U.S.) and use the ID 3629577 or 929-203-1995 (international) and use the ID 3629577. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 1,900 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through the full trading lifecycle, including automated trading solutions, intelligent data products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial, operating performance and leadership transition. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

William McBride RF | Binder +1 917 239 6726

Table 2: Consolidated Statements of Operations

	Three Months Ended December 31,			Year Ended December 31,
In thousands, except per share data (unaudited)	2022	2021	% Change	2022	2021	% Change
Revenues
Commissions	$158,443	$145,913	8.6%	$641,183	$621,008	3.2%
Information services	10,398	9,561	8.8	39,314	38,175	3.0
Post-trade services	8,821	9,369	(5.8)	36,877	38,922	(5.3)
Other	240	217	10.6	926	846	9.5

Total revenues	177,902	165,060	7.8	718,300	698,951	2.8

Expenses
Employee compensation and benefits	44,108	41,218	7.0	182,104	170,916	6.5
Depreciation and amortization	15,730	14,607	7.7	61,446	53,447	15.0
Technology and communications	14,113	11,229	25.7	52,964	42,474	24.7
Professional and consulting fees	7,848	10,734	(26.9)	33,949	41,925	(19.0)
Occupancy	3,653	3,438	6.3	14,121	13,320	6.0
Marketing and advertising	3,442	2,906	18.4	9,977	9,059	10.1
Clearing costs	4,614	3,739	23.4	17,663	16,074	9.9
General and administrative	6,721	4,608	45.9	19,200	14,501	32.4

Total expenses	100,229	92,479	8.4	391,424	361,716	8.2

Operating income	77,673	72,581	7.0	326,876	337,235	(3.1)
Other income (expense)
Interest income	3,294	79	NM	5,040	401	NM
Interest expense	(52)	(166)	(68.7)	(700)	(842)	(16.9)
Equity in earnings of unconsolidated affiliate	66	—	NM	1,126	—	NM
Other, net	(1,553)	(919)	69.0	5,946	(2,871)	NM

Total other income (expense)	1,755	(1,006)	NM	11,412	(3,312)	NM

Income before income taxes	79,428	71,575	11.0	338,288	333,923	1.3
Provision for income taxes	20,202	19,390	4.2	88,064	76,035	15.8

Net income	$59,226	$52,185	13.5	$250,224	$257,888	(3.0)

Per Share Data:
Net income per common share
Basic	$1.58	$1.39		$6.68	$6.88
Diluted	$1.58	$1.37		$6.65	$6.77
Cash dividends declared per common share	$0.70	$0.66		$2.80	$2.64
Weighted-average common shares:
Basic	37,480	37,527		37,468	37,508
Diluted	37,573	38,046		37,643	38,097

NM - not meaningful

Table 3: Commission Revenue Detail

	Three Months Ended December 31,			Year Ended December 31,
In thousands, except fee per million data (unaudited)	2022	2021	% Change	2022	2021	% Change
Variable transaction fees
Credit	$120,887	$108,940	11.0%	$491,680	$485,005	1.4%
Rates	4,667	4,992	(6.5)	22,341	16,572	34.8

Total variable transaction fees	125,554	113,932	10.2	514,021	501,577	2.5

Fixed distribution fees
Credit	32,817	31,927	2.8	126,915	119,178	6.5
Rates	72	54	33.3	247	253	(2.4)

Total fixed distribution fees	32,889	31,981	2.8	127,162	119,431	6.5

Total commission revenue	$158,443	$145,913	8.6	$641,183	$621,008	3.2

Average variable transaction fee per million
Credit	163.87	180.24	(9.1)	166.96	184.78	(9.6)
Rates	4.16	4.14	0.5	4.10	4.00	2.6

Table 4: Trading Volume Detail*

	Three Months Ended December 31,
In millions (unaudited)	2022		2021		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$334,735	$5,487	$277,891	$4,482	20.5%	22.4%
High-yield	110,091	1,805	84,004	1,355	31.1	33.2
Emerging markets	162,597	2,666	160,560	2,590	1.3	2.9
Eurobonds	98,853	1,569	74,817	1,169	32.1	34.2
Other credit	31,404	515	7,131	115	340.4	347.8

Total credit trading	737,680	12,042	604,403	9,711	22.1	24.0

Rates
U.S. Government Bonds	1,099,596	18,026	1,183,410	19,087	(7.1)	(5.6)
Agency and other government bonds	22,138	356	22,685	360	(2.4)	(1.1)

Total rates trading	1,121,734	18,382	1,206,095	19,447	(7.0)	(5.5)

Total trading	$1,859,414	$30,424	$1,810,498	$29,158	2.7	4.3

Number of U.S. Trading Days[1]		61		62
Number of U.K. Trading Days[2]		63		64

	Year Ended December 31,
In millions (unaudited)	2022		2021		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,364,530	$5,480	$1,243,180	$4,973	9.8%	10.2%
High-yield	424,812	1,706	371,116	1,484	14.5	15.0
Emerging markets	693,560	2,785	649,455	2,598	6.8	7.2
Eurobonds	362,713	1,451	334,899	1,324	8.3	9.6
Other credit	99,225	398	26,134	105	279.7	279.0

Total credit trading	2,944,840	11,820	2,624,784	10,484	12.2	12.7

Rates
U.S. Government Bonds	5,347,607	21,476	4,074,451	16,298	31.2	31.8
Agency and other government bonds	96,782	388	70,513	281	37.3	38.1

Total rates trading	5,444,389	21,864	4,144,964	16,579	31.3	31.9

Total trading	$8,389,229	$33,684	$6,769,748	$27,063	23.9	24.5

Number of U.S. Trading Days[1]		249		250
Number of U.K. Trading Days[2]		250		253

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$430,746	$506,735
Cash segregated under federal regulations	50,947	50,159
Investments, at fair value	83,792	36,078
Accounts receivable, net	78,450	63,881
Receivables from broker-dealers, clearing organizations and customers	476,335	408,346
Goodwill	154,789	154,789
Intangible assets, net of accumulated amortization	98,065	116,377
Furniture, equipment, leasehold improvements and capitalized software, net	100,256	96,061
Operating lease right-of-use assets	66,106	70,960
Prepaid expenses and other assets	68,289	27,066

Total assets	$1,607,775	$1,530,452

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$56,302	$59,719
Payables to broker-dealers, clearing organizations and customers	303,993	229,325
Income and other tax liabilities	28,448	40,456
Accounts payable, accrued expenses and other liabilities	55,263	71,218
Operating lease liabilities	82,676	88,425

Total liabilities	526,682	489,143

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	345,468	330,262
Treasury stock	(328,326)	(232,712)
Retained earnings	1,101,525	956,966
Accumulated other comprehensive loss	(37,697)	(13,330)

Total stockholders’ equity	1,081,093	1,041,309

Total liabilities and stockholders’ equity	$1,607,775	$1,530,452

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
In thousands (unaudited)	2022	2021	2022	2021
Net income	$59,226	$52,185	$250,224	$257,888
Add back:
Interest expense	52	166	700	842
Provision for income taxes	20,202	19,390	88,064	76,035
Depreciation and amortization	15,730	14,607	61,446	53,447

EBITDA	$95,210	$86,348	$400,434	$388,212

Net income margin[1]	33.3%	31.6%	34.8%	36.9%
Add back:
Interest expense	0.0	0.1	0.1	0.1
Provision for income taxes	11.4	11.7	12.3	10.9
Depreciation and amortization	8.8	8.8	8.6	7.6

EBITDA margin[2]	53.5%	52.3%	55.7%	55.5%

Table 7: Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
In thousands (unaudited)	2022	2021	2022	2021
Cash flows from operating activities	$134,226	$145,711	$289,231	$282,091
Exclude: Net change in trading investments	49,972	5	49,527	5,574
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(71,933)	(62,318)	(25,994)	59,651
Less: Purchases of furniture, equipment and leasehold improvements	(6,500)	(2,926)	(13,142)	(17,493)
Less: Capitalization of software development costs	(11,621)	(8,473)	(38,730)	(33,123)

Free cash flow	$94,144	$71,999	$260,892	$296,700

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.